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[LETTERHEAD]

                              September 28, 1999

Albert H. Pharis, Jr.                                    Via fax to 330-533-8938
7130 S. Raccoon Road                                    Followed by Regular Mail
Canfield, OH 44406

     Re: Employment as CEO of Logix Communications Enterprises, Inc.

Dear Bert:

     This will confirm the basic terms of the offer to you to become Chief Executive Officer of Logix Communications Enterprises, Inc. and its subsidiaries, to be memorialized in a more detailed agreement after acceptance. This offer is subject to the approval of the board of directors of Logix and the stock option features are subject to the approval of the Compensation Committee of the Board of Directors.

     - Salary of $300,000 per year, with a possible bonus of up to 50% of salary based upon achievement of MBO goals.

     - Incentive Stock Options equal to 3% of the equity of Logix, with the strike price equal to the lesser of $200,000,000 or the pre-equity money valuation of a minority sale made within one year. These options will vest at 20% per year for five years and are subject to the Incentive Stock Option plan.

     - At the point in time when the valuation of Logix, as determined by the Compensation Committee, has reached or exceeds $500,000,000, you will be granted additional options equal to 2% of the equity of Logix at the $500,000,000 level.

     - We have agreed to work together toward a tax efficient structure for the 2% and 3% options.

     - In the event of a change of control within one year, you are guaranteed not less than $3,000,000 pre-tax through the combination of option exercise and cash compensation.

     - Life insurance, disability insurance and health insurance in the same amounts as are provided to other employees.






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Albert H. Pharis, Jr.
September 28, 1999
Page 2


     - You will remain as a valued member of both the Logix and Dobson Board of Directors.

     - You will be provided relocation reimbursement in an amount to be agreed.

     Please indicate your acceptance of these basic provisions in the space provided below and return a copy of this letter to me by fax.


                                        Sincerely,


                                        /s/ Stephen T. Dobson
                                        Stephen T. Dobson


                                        /s/ Everett R. Dobson
                                        Everett R. Dobson



AGREED:

/s/ Albert H. Pharis, Jr.
-------------------------
Albert H. Pharis, Jr.


cc     Russell L. Dobson
       Dana L. Schmaltz